Exhibit 5.1



                                                    September 28, 1994



National Sanitary Supply Company
2900 Chemed Center
Cincinnati, OH  45202

Dear Sir or Madam:

          In connection with the Registration Statement on Form S-8 to be filed by National Sanitary Supply Company (the "Company") with the Securities and Exchange Commission covering shares of the Company's common stock, par value $1 per share (the "Common Stock"), to be issued pursuant to the Employees Thrift and Profit Sharing Plan (the "Plan"), and interests thereunder, you have requested me as General Counsel to the Company to render my opinion with respect to the matters to which reference is made herein.

          I have examined and am familiar with the Certificate of Incorporation and By-laws of the Company, the minutes of the meetings of its directors and stockholders, the Plan, its interests, and the stock to be covered pursuant thereto.

          Based upon the foregoing, I am of the opinion that the shares of Common Stock issued pursuant to and in accordance with the terms of the Plan will, when issued in accordance with the terms of said Plan, be validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

          I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                                          Sincerely,



                                          Naomi C. Dallob
                                          Secretary and General Counsel